Exhibit 5.01

David K. Lawrence
Senior Vice President, General Counsel and Secretary
Oceaneering International, Inc.
11911 FM 529
Houston, Texas 77041
May 15, 2020
Oceaneering International, Inc.
11911 FM 529
Houston, Texas 77041
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by Oceaneering International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock of the Company, par value $0.25 per share (“Common Stock”), that may be issued pursuant to the terms of the 2020 Incentive Plan of Oceaneering International, Inc. (the “Plan”), I am passing upon certain legal matters as set forth below. This opinion is being furnished to the Company for filing as Exhibit 5.1 to the Registration Statement.
In my capacity as the Company’s General Counsel, I have examined the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plan, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied on certificates of officers of the Company with respect to the accuracy of the material factual matters contained in or covered by such certificates.
I have assumed, without independent investigation, that all signatures on all documents I examined are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the shares issued pursuant to the Plan will be not less than the par value thereof.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:
1.    The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
2.    When issued by the Company pursuant to the provisions of the Plan and following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Plan, the Common Stock issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Common Stock from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, such Common Stock will be validly issued, fully paid and nonassessable.
The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/S/ DAVID K. LAWRENCE
David K. Lawrence
Senior Vice President, General Counsel
and Secretary